Exhibit 10.17

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

by and among

WELLS FARGO FINANCIAL AMERICA, INC.,

WELLS FARGO FINANCIAL CAR LLC,

WELLS FARGO FINANCIAL KENTUCKY, INC.,

WELLS FARGO FINANCIAL NEVADA, INC.,

WELLS FARGO FINANCIAL NORTH CAROLINA, INC.,

WELLS FARGO FINANCIAL TEXAS, INC., and

WELLS FARGO FINANCIAL, INC.

and

CARS ACQUISITION LLC, and

COMPUCREDIT CORPORATION

Dated as of December 10, 2004

EXECUTION COPY

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of December 10, 2004 by and among Wells Fargo Financial America, Inc., a Pennsylvania corporation, Wells Fargo Financial CAR LLC, a Delaware limited liability company, Wells Fargo Financial Kentucky, Inc., a Kentucky corporation, Wells Fargo Financial Nevada, Inc., a Nevada corporation, Wells Fargo Financial North Carolina, Inc., a North Carolina corporation, and Wells Fargo Financial Texas, Inc., a Texas corporation (each individually a “Seller” and collectively, the “Sellers”) and each a wholly owned subsidiary of Wells Fargo Financial, Inc., an Iowa corporation (“Sellers’ Parent”), and CARS Acquisition LLC, a Georgia limited liability company (the “Buyer”) and wholly owned subsidiary of CompuCredit Corporation, a Georgia corporation (“Buyer’s Parent”).

RECITALS

WHEREAS, the Sellers are in the business of, among other things, purchasing and servicing motor vehicle retail installment sales contracts secured by new and used motor vehicles and light-duty trucks primarily (but not exclusively) from Buy-Here/Pay-Here Dealers throughout the United States (the “Business”); and

WHEREAS, the Sellers now desire to sell and assign, and the Buyer desires to buy, substantially all of the assets and assume certain liabilities of the Business.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties hereto agree as follows:

ARTICLE I.  DEFINITIONS

1.1       Defined Terms.  As used in this Agreement, the following terms and variations thereof shall have the following meanings specified or referred to in this Section 1.1:

“Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of the Business, including an account with a Seller that represents the unpaid principal balance, late fees and other charges incurred in connection with an Obligor’s Vehicle Contract and the Related Security, (ii) all other accounts or notes receivable of the Business, (iii) the accrued but unpaid interest earned on any of the foregoing, and (iv) any claim, remedy or other right related to any of the foregoing.

“Acquisition Date” shall mean, with respect to a Vehicle Contract, the date on which a Seller acquired such Vehicle Contract from a Dealer.

“Adverse Claims” means, for any assets or property of a Person, a claim of ownership or any Lien in, of, or on, such asset or property in favor of any other Person, except those in favor, or for the benefit, of Buyer.

“Affiliate” of a Person shall mean (i) any Person directly or indirectly owning, controlling or holding, with power to vote, ten percent (10%) or more of the outstanding voting securities of such other Person; (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such other Person; (iii) any Person, directly or indirectly, controlling, controlled by or under common control with, such other Person; or (iv) any officer, director, partner, co-partner, or employee of such other Person.

“Ancillary Agreements” shall mean the Bill of Sale, Power of Attorney, Assignment and Assumption Agreement, Lease Assignment and Assumption Agreements, Subscriber Agreement, Transition Services Agreement and such other documents or agreements that the parties deliver in connection with the consummation of the transactions contemplated hereby.

“Ancillary Product” means, with respect to any Vehicle Contract, any extended vehicle service contract, vehicle warranty, guaranteed auto protection policies or waivers, mechanical breakdown contracts or such other products or services sold to an Obligor in connection with his or her financing of a Vehicle.

“Bankruptcy Exception” shall mean, with respect to the enforceability of any agreement, contract, obligation or commitment, any limitation thereon imposed by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

“Best Efforts” means the efforts a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible.

“Books and Records” shall mean, to the extent they exist, (i) Records and lists of the Sellers pertaining to (a) the Purchased Assets, (b) the Business, (c) the customers (including former customers), Dealers (including any former Dealers), suppliers or Employees; (ii) all product, business and marketing plans or materials of Sellers relating to the Business, the Purchased Assets or Assumed Liabilities; and (iii) operating Records maintained by the Sellers relating to the Business, the Purchased Assets or the Assumed Liabilities.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business” shall have the meaning set forth in the Recitals.

“Business Day” means any day other than (i) Saturday or Sunday or (ii) any other day on which bank institutions are authorized by law to be closed or any day the New York Stock Exchange is closed.

“Buy-Here/Pay-Here Dealer” means an independent or non-franchise automobile dealer who provides consumer automobile financing on its own behalf through a captive finance operation or Related Finance Company (as defined under the Code) for the purpose of underwriting and servicing motor vehicle retail installment contracts that were originated directly by such dealer; provided, however, to the extent a Buy-Here/Pay-Here Dealer arranges for the contemporaneous purchase of motor vehicle retail installment contracts through one or more unrelated third parties, for purposes of this Agreement, such dealer shall not be deemed a Buy-Here/Pay-Here Dealer with respect to such third party financing transactions.  As used in this definition, “contemporaneous purchase” shall refer to motor vehicle retail installment contracts which are approved prior to execution, as well as those that are approved for purchase within seven (7) days of the date of execution (i.e., “spot deliveries”), and in each case, purchased or acquired at par or at a premium to par.

“Closing Date” shall mean the later of (i) March 1, 2005, or (ii) such other date on which the closing conditions set forth in Article VII are satisfied or waived by the parties hereto.

“Closing Date Data” shall mean (i) the data file containing the electronic Record and Accounts Receivable balance of each of the Vehicle Contracts and (ii) the Excel file containing the electronic Record and balance of each Dealer’s Dealer Reserve, in each case, as transferred as part of the Purchased Assets and prepared as of the Closing Date.

“Closing Purchase Price” shall mean the Purchase Price as determined based on the Closing Balance Sheet.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collections” means, with respect to any Vehicle Contract, any and all of the following to the extent received by a Seller or its Affiliate after the Closing Date or on or prior to the Closing Date but not applied to such Vehicle Contract (and reflected on its related Accounts Receivable): (i) all payments; (ii) all Recoveries, (iii) all proceeds received from the liquidation of the related Vehicle; (iv) all insurance proceeds received under any Insurance Policy with respect to such Vehicle Contract or the related Obligor; (v) all rebates of premiums and other amounts relating to an Insurance Policy or Ancillary Product financed under the Vehicle Contract; and (vi) all fees and other receipts.

“Computer Files” shall mean all computer or other electronic files used in the Business including the archived contact management data used exclusively by the Business (i.e., “Goldmine data”).  Notwithstanding the foregoing, this definition shall not include, to the extent licensed by the Sellers or their Affiliates pursuant to a non-transferable Third-Party license agreement or which is not used exclusively or primarily by the Business, any (i) word processing, spreadsheet, presentation or database programs, (ii) operating systems or system of record (i.e., “Supreme”) used by the Business or (iii) other computer programs or systems used in connection with Business.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contract” means any agreement, contract, Space Lease, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, employment agreement, instrument, obligation or commitment to which a Seller is a party or is bound (or otherwise has acquired rights and duties thereunder) and which relates to the Business, whether oral or written.

“Contract Files” shall mean the Records relating to and evidencing a Contract maintained by a Seller as of the Closing Date.  With respect to the Vehicle Contracts, the Contract Files may include:

(a)   the fully executed original Vehicle Contract;

(b)   the original certificate of title or evidence of ownership and security interest;

(c)   to the extent they exist, the transaction history for the Vehicle Contract from the Acquisition Date up to and including the Closing Date;

(d)   to the extent they exist, electronically stored collection and customer service notes from the Acquisition Date up to and including the Closing Date; and

(e)   to the extent that they exist, all other documentation or Records held by or on behalf of a Seller, including vehicle theft registration documents and references.

“Damages” shall mean any loss, Liability, claim, damage, cost or expense (including reasonable Third-Party costs of investigation and defense and reasonable Third-Party attorneys’ fees and expenses), whether or not involving a Third-Party Claim.

“Dealer” means, with respect to any Vehicle Contract and the related Vehicle, the automobile dealer or its Affiliate that (i) sold the related Vehicle, (ii) originated the Vehicle Contract, and/or (iii) sold and assigned such Vehicle Contract to a Seller.

“Dealer Agreement” means the agreement pursuant to which a Dealer has (i) assigned, and a Seller has acquired, a Vehicle Contract, including any short form purchase agreement authorized by such agreement to affect subsequent transactions between the parties thereto or (ii) assigned the right to service and/or collect any payments payable on a Vehicle Contract owned by such Dealer.

“Dealer Reserve” shall mean the reserve account established for each Dealer pursuant to the related Dealer Agreement and that is used to effect the Dealer’s repurchase of any Vehicle Contract: (i) that is determined by the Sellers to be uncollectible (in a manner consistent with its internal collection and servicing procedures); (ii) as to which a Breach has occurred or to Sellers’ Knowledge, is Threatened; or (iii) for any other reason set forth in such Dealer Agreement.

“Disclosure Schedule” shall mean the schedule attached hereto and delivered by the Sellers to the Buyer contemporaneously herewith, which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement.  Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

“Effective Time” shall mean the time at which the parties consummate the transactions contemplated by this Agreement in compliance with the terms and conditions set forth herein.

“Employee” means all full- and part-time employees of the Sellers employed exclusively in the Business as conducted as of the date hereof.

“Employee Plans” means (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other material employee benefit arrangements (including any trusts maintained for such arrangements) relating to the Employees or the Business, including any such arrangements providing for severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Sellers or their Affiliates or to which the Sellers or their Affiliates are obligated to contribute thereunder for current or former Employees, and (ii) all “employee pension benefit plans,” as defined in Section 3(2) of ERISA, maintained by the Sellers or any ERISA Affiliate or to which the Sellers or any ERISA Affiliate have contributed or been obligated to contribute thereunder during the last six (6) years.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 or any successor Law, and regulations and rules issued pursuant to that Act or any successor Law.

“ERISA Affiliate” shall mean any entity that is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, the Sellers or the Buyer, as applicable, as defined in Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b) of ERISA.

“Facilities” shall mean all Leased Real Property (including the Space Leases related thereto) and related facilities (and any improvements thereto) used in the operation of the Business, including the Tangible Personal Property used or operated by the Sellers or their Affiliate.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” shall mean with respect to any Person: (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization and operating agreement or (v) any amendment or supplement to any of the foregoing.

“Governmental Authorization” shall mean any Consent, license, registration or permit issued, granted, given or otherwise made available by or under authority of any Governmental Entity or pursuant to any Law.

“Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, provincial, local or foreign governmental authority, instrumentality, agency or commission.

 “Insurance Policy” means (i) any comprehensive, collision, fire, theft or other insurance policy maintained by an Obligor that also lists a Seller as loss payee with respect to the related Vehicle or (ii) any credit life, involuntary unemployment, or accident and health insurance maintained by an Obligor in connection with any Vehicle Contract.

“Intellectual Property Rights” shall mean all of the following, owned or used exclusively by the Sellers or their Affiliates, to the extent they exist: (i) trademarks and service marks (registered and unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or registrations in any jurisdiction pertaining to any of the foregoing including all re-issues, continuations, divisions, continuations-in-part, renewals or extensions thereof; (iii) all trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, mask works or other works, and applications or registrations in any jurisdiction for the foregoing; (v) database rights; (vi) Internet websites, domain names and registrations or applications thereof; (vii) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (viii) books and records described or used in connection with any of the foregoing; and (ix) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

“IRS” means the Internal Revenue Service.

“Knowledge” for purposes of this Agreement, an individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter.  A Person (other than an individual or a Seller) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director or officer of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter.  A Seller will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer or Key Employee of that Seller or legal counsel of Sellers’ Parent that provides legal services to the Business (or, in each case, in any similar capacity) has, or at any time had, Knowledge of that fact or other matter.

“Law” shall mean any statute, rule, regulation or other provision of law, or any order, judgment or other direction of a court or other tribunal, or any other governmental requirement, permit, registration, license or authorization.

“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person, whether accrued, absolute, contingent, liquidated or unliquidated.

“License” shall mean all Governmental Authorizations necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of the Business.

“Lien” shall mean any claim, pledge, lien, security interest or other encumbrance of any kind whatsoever.

“Material Adverse Change” or “Material Adverse Effect” shall mean any change, event or effect that is or could reasonably be expected to be materially adverse to the business, assets, condition (financial or other), results of operations or prospects of any party (or the Business, as the case may be) or which otherwise could reasonably be expected to prevent the consummation of the transactions contemplated hereby.

“Obligor” shall mean, for a Contract, each Person obligated to pay such Contract.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity or arbitrator.

“Ordinary Course of Business” shall mean the ordinary and usual course of the conduct of the Business as currently conducted and consistent with past practices and not knowingly in violation of any Law or Order; provided, however, that a Contract related to the employment of any Active Employee shall not be deemed to have been entered into in the Ordinary Course of Business.

“Person” shall mean an individual, a partnership, a corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Entity.

“Preliminary Purchase Price” shall mean the Purchase Price as determined based on the Interim Balance Sheet prepared as of the month-end immediately preceding the Closing Date.  For the avoidance of doubt, an example of the application of the foregoing calculation is set forth in Exhibit A using the Initial Balance Sheet.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Purchased Assets” shall mean substantially all of the assets of the Business, including the following:

(i)            all Facilities;

(ii)           all Accounts Receivable;

(iii)          all Contracts and related Contract Files except the Contracts and related Contract Files set forth on Schedule 2.2(d);

(iv)          all Licenses or renewals thereof, in each case to the extent transferable to Buyer, including those listed on Schedule 4.1(d);

(v)           to the extent they exist and are in the possession of the Active Employees or located in the Facilities (or otherwise held by the Sellers’ Representatives in connection with the Business), copies of all data and Books and Records related to and used exclusively or primarily in the Business including client customer lists and Records, current and historical operational data and Records, current and historical financial data and Records,  referral sources, operating guides and manuals, all Computer Files, creative materials, advertising materials, sales and promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to applicable Law, copies of personnel Records;

(vi)          except as set forth in Section 2.2(g), all rights of Sellers relating to deposits and prepaid expenses, claims for refunds and rights to offsets in respect thereof, in each case to the extent related to the Business; and

(vii)         all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Agreement.

“Purchase Premium” shall equal twenty-three million dollars ($23,000,000).

“Purchase Price” shall mean (i) the Net Assets plus (ii) the Purchase Premium.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Recoveries” means, with respect to any Vehicle Contract that has been charged-off, all monies collected by a Person (from whatever source, including proceeds of a deficiency balance or insurance proceeds recovered after the charge-off) on such Contract.

“Related Person” means, with respect to (i) a particular individual: (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and (ii) a specified Person other than an individual: (a) any Affiliate and (b) any Person with respect to which such specified Person serves as a general partner or trustee (or in similar capacity).

For purposes of this definition: (i) “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act of 1933, as amended; (ii) the “Family” of an individual includes (a) the individual, (b) the individual’s spouse, (c) any other natural person who is related to the individual or the individual’s spouse within the second degree and (d) any other natural person who resides with such individual; and (iii) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Related Security” means, for any Vehicle Contract, all of the Sellers’ right, title and interest in, to and under (i) the Vehicle related to such Vehicle Contract; (ii) any Insurance Policies relating to such Vehicle or to the related Obligor, (iii) all Liens and property subject thereto, if any, purporting to secure payment of such Vehicle Contract, together with all financing statements describing any collateral securing such Vehicle Contract, (iv) all guarantees, letters of credit, insurance and other agreements supporting or securing payment of such Vehicle Contract, (v) all Ancillary Products related to such Vehicle Contract, (vi) rights or claims against the applicable Dealer and (vii) all proceeds of the foregoing.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other person acting on behalf of, or with the consent of, that Person.

“Space Lease” shall mean any lease or rental agreement pertaining to the occupancy of any improved space on any land.

“Tangible Personal Property” shall mean all machinery, equipment, tools, furniture, office equipment, computer hardware (except for any email or other mainframe computer servers that are not used exclusively or primarily in the Business), supplies, materials and other items of tangible personal property of every kind owned or leased by the Sellers exclusively or primarily for use in the operation of the Business, together with any express or implied warranty (to the extent such warranty is transferable) by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated or other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Entity or payable under any tax-sharing agreement or any other contract or agreement, whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information (i) relating to Taxes, or (ii) filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Third Party” means a Person that is not a party to this Agreement.

“Third-Party Claim” means any claim against either the Buyer or any of the Sellers by a Third Party whether or not involving a Proceeding.

“Threatened” shall mean, with respect to an action, Proceeding or other matter, that any demand or statement has been made (in writing or orally, if made to any of the officers or directors of a Person), or that any other event has occurred or any other circumstances exist, that would lead a reasonable person to conclude that such Proceeding or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

“Vehicle” means any new and used motor vehicle, light-duty truck, sports utility vehicle, van or minivan, together with all accessories thereto, the financing of which gave rise to a Vehicle Contract.

“Vehicle Contract” shall mean a motor vehicle retail installment sale Contract (including any written amendments and assumptions thereto) owned or serviced by a Seller pursuant to a Dealer Agreement pursuant to which the related Obligor has (i) agreed to pay the amount financed set forth therein for the purchase of the related Vehicle and the related finance charge thereon and (ii) granted the Dealer a security interest in the Vehicle to secure the payment of the amount financed and the finance charge.

1.2.          Other Defined Terms.  The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
“Active Employees”	9.1(a)
“Adjustment Amount”	2.6
“Assignment and Assumption Agreement”	3.2(a)(ii)
“Assumed Liabilities”	2.3
“Bill of Sale”	3.2(a)(i)
“Buyer Indemnified Parties”	10.2
“Closing”	3.1
“Closing Balance Sheet”	2.7(b)
“Closing Net Assets”	2.7(b)
“Competing Business”	9.6
“Confidential Information”	11.1
“Disclosing Party”	11.1

“Excluded Assets”	2.2
“Excluded Liabilities”	2.4
“Hired Active Employees”	9.1(b)
“Initial Net Assets”	2.7(a)
“Initial Balance Sheet”	4.1(f)
“Interim Balance Sheet”	6.1(j)
“Interim Financial Statements”	6.1(j)
“Key Employee”	7.1(h)(ii)
“Lease and Novation Agreements”	3.2(a)(iii)
“Leased Real Property”	4.1(l)
“Net Assets”	2.7(a)
“Power of Attorney”	3.4
“Receiving Party”	11.1
“Seller Indemnified Parties”	10.3
“Subscriber Agreement”	3.2(a)(iv)
“Termination Fee”	8.2
“WARN Act”	4.1(k)

1.3.          Usage.

(a)   Interpretation.  In this Agreement, unless a clear contrary interpretation appears:

(i)            the singular number includes the plural number and vice versa;

(ii)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)          reference to any gender includes each other gender;

(iv)          reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time with the terms thereof;

(v)           reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)          “hereby,” “hereunder,” “hereof,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)         “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)        “or” is used in the inclusive sense of “and/or”;

(ix)           with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)            references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)   Legal Representation.  The parties negotiated this Agreement with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

ARTICLE II.  SALE AND PURCHASE

2.1.          Purchased Assets.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, but effective as of the Effective Time, the Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, free and clear of any Adverse Claims, all of the Sellers’ rights, title and interest in and to all of the Purchased Assets without recourse, except as otherwise provided herein.

2.2.          Excluded Assets.  Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of the Sellers exclusively used in or relating to the Business (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of the Sellers after the Closing:

(a)   all cash, cash equivalents and short-term investments, including any loan loss allowance related to the Accounts Receivables;

(b)   all minute books, stock Records and corporate seals;

(c)   all insurance policies of the Sellers and rights thereunder (except to the extent specified in the definition of Purchased Assets);

(d)   all of the Contracts set forth in Schedule 2.2(d);

(e)   all Intellectual Property Rights;

(f)    all personnel Records and other Records that the Sellers are required by Law to retain in their possession; provided, however, subject to obtaining the Consent of any Employee or other Person, that, to the extent necessary to the operation of the Business and not in violation of any Law, the Sellers shall provide copies of such Records to Buyer (at Buyer’s expense);

(g)   all claims for refund of Taxes and other governmental charges of whatever nature;

(h)   all rights to or in any judgment, Orders or awards relating to any Proceeding commenced by the Sellers against Third Parties prior to the Effective Time;

(i)    all Licenses, except to the extent transferred as a Purchased Asset; and

(j)    all rights of the Sellers under this Agreement and any of the Ancillary Agreements.

2.3.          Assumed Liabilities.  On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of the Sellers (collectively, the “Assumed Liabilities”):

(a)   any trade account payable incurred by a Seller in the Ordinary Course of Business between the date of the Initial Balance Sheet and the Closing Date that remains unpaid as of the Effective Time;

(b)   any Liability to the Sellers’ customers incurred by the Sellers in the Ordinary Course of Business outstanding as of the Effective Time (other than any Liability arising out of or relating to an act or omission that occurred prior to the Effective Time);

(c)   the aggregate Dealer Reserve balance as set forth on the Closing Balance Sheet;

(d)   any Liability arising after the Effective Time under the Contracts assigned pursuant to this Agreement (other than any Liability under such Contracts arising out of or relating to a Breach that occurred prior to the Effective Time);

(e)   any Liability arising out of or relating to acts or omissions occurring after the Effective Time relating to any Vehicle Contract set forth on the Closing Date Data;

(f)    any Liability of the Sellers (solely as such Liability relates to the Business) arising after the Effective Time under any Contract included in the Purchased Assets that is entered into by any of the Sellers after the date hereof in the Ordinary Course of Business (other than any Liability under such Contracts arising out of or relating to a Breach that occurred prior to the Effective Time);

(g)   any other Liability of the Sellers described in Schedule 2.3(g);

(h)   any Liability arising with respect to the Purchased Assets after the Effective Time (other than any Liability related to the Purchased Assets arising out of or relating to an act or omission that occurred prior to the Effective Time);

(i)    any Liability arising as a result of the execution and performance of the transactions contemplated under the Subscriber Agreement; and

(j)    with respect to any Liability (regardless of whether it is assumed or excluded pursuant to this Section 2.3 or 2.4, respectively) arising out of any action or omission by the Sellers prior to the Effective Time, if, ninety (90) days after the Closing Date, such act or omission is continued by the Buyer, the proportion of such Liability relating to such acts or omission after the Effective Time.

2.4.          Excluded Liabilities.  Notwithstanding Section 2.3 or any other provision of this Agreement to the contrary, all Liabilities of the Sellers (other than the Assumed Liabilities) shall remain the Liabilities of the Sellers and shall not be assumed by Buyer pursuant hereto (collectively, the “Excluded Liabilities”).  Without limiting the generality of the foregoing, Excluded Liabilities shall include the following Liabilities:

(a)           any Liability for Taxes arising as a result of the Sellers’ operation of the Business or their ownership of the Purchased Assets prior to the Effective Time, including any deferred Taxes of any nature;

(b)           any Liability under any Contract not assumed by Buyer under Section 2.3;

(c)           subject to Article X, any Liability under any Contract assumed by Buyer that arises out of or relates to any Breach that occurred prior to the Effective Time;

(d)           any Liability under any Employee Plans or any Liability relating to payroll, bonus, incentive (including sales commissions), vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind applicable to the Employees (or former Employees or both);

(e)           any Liability under any employment, severance, retention or termination agreement with any Employee (or former Employee or both) of the Sellers or any of their Affiliates;

(f)            any Liability arising out of or relating to any Employee grievance arising out of or relating to events that occurred prior to the Effective Time whether or not the affected Employees are hired by Buyer;

(g)           any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of the Sellers arising out of or relating to events occurring prior to the Effective Time;

(h)           any Liability arising out of any Proceeding pending as of the Effective Time;

(i)            any Liability arising out of any Proceeding commenced after the Effective Time and arising out of or relating to any occurrence or event happening prior to the Effective Time;

(j)            subject to Section 2.3(j), any Liability arising out of or resulting from the Sellers’ compliance or non-compliance with any applicable Law or Order of any Governmental Entity, including non-compliance with any applicable environmental or health Law;

(k)           any Liability of the Sellers arising out of or resulting from the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements;

(l)            any Liability of the Sellers based upon the Sellers’ actions or omissions occurring after the Effective Time; and

(m)          any Liability of the Sellers not related to the Purchased Assets or otherwise unrelated to the Business.

2.5.          Consideration.  The consideration for the Purchased Assets shall be (a) the Preliminary Purchase Price plus or minus the Adjustment Amount and (b) the assumption of the Assumed Liabilities.  At the Closing, Buyer shall deliver to the Sellers the Preliminary Purchase Price by wire transfer in immediately available funds in accordance with the wire transfer instructions delivered to Buyer as provided in Section 3.2(b).  The Adjustment Amount shall be paid in accordance with Section 2.6.

2.6.          Adjustment Amount and Payment.  The “Adjustment Amount” (which may be a positive or negative number) will be equal to the amount determined by subtracting the Closing Purchase Price from the Preliminary Purchase Price.  If the Adjustment Amount is positive, the Sellers shall pay the Adjustment Amount by wire transfer an account specified by Buyer.  If the Adjustment is negative, the Buyer shall pay the Adjustment Amount by wire transfer to the account specified in Section 3.2(b)(i).  Within three (3) Business days after the calculation of the Closing Net Assets becomes binding and conclusive on the parties pursuant to Section 2.7, the Sellers or Buyer, as the case may be, shall make the wire transfer payment provided for in this Section 2.6.

2.7.          Adjustment Procedure.

(a)   “Net Assets” as of a given date shall mean the amount calculated by subtracting the book value of Assumed Liabilities as of that date from the book value of the Purchased Assets as of that date.  The Net Assets of the Sellers as of the date of the Initial Balance Sheet (the “Initial Net Assets”) was one hundred five million four hundred eighty-eight thousand eight hundred thirty dollars ($105,488,830).

(b)   The Sellers shall prepare a balance sheet of the Business as of the Closing Date on the same basis and applying the same accounting principles, policies and practices that were used in preparing the Initial Balance Sheet (“Closing Balance Sheet”).  The Sellers shall then determine the Net Assets as of the Closing Date based upon the Closing Balance Sheet and using the same methodology as was used to calculate the Initial Net Assets (“Closing Net Assets”).  The Sellers shall deliver the Closing Balance Sheet and its determination of the Closing Net Assets to the Buyer within ten (10) Business Days after the Closing Date.

(c)   If within sixty (60) days following delivery of the Closing Balance Sheet and the Closing Net Assets calculation the Buyer has not given the Sellers notice of its objection as to the Closing Net Assets calculation (clearly identifying the basis of such objection), then the Closing Net Assets calculation shall be binding and conclusive on the parties and be used in computing the Adjustment Amount and the Closing Purchase Price; provided that Buyer shall use its Best Efforts to notify the Sellers of any such objection within five (5) Business Days after determining the basis of such objection regardless of whether Buyer has completed its audit of the Closing Balance Sheet as of the date of such determination.

(d)   If Buyer timely gives the Sellers such notice of objection, and if Buyer and the Sellers fail to resolve the issues outstanding with respect to the Closing Net Assets calculation within sixty (60) days of the Sellers’ receipt of Buyer’s notice of objection, the parties shall submit any unresolved issues to arbitration before a single member panel administered by and in accordance with the rules of the American Arbitration Association.  The parties shall cooperate with and assist the arbitration panel by providing materials and information relating to the unresolved issues as requested by the arbitration panel.  The arbitration panel’s determination shall be final, binding and conclusive on the parties and shall be used in the Closing Net Assets calculation.  The Sellers (collectively) and Buyer shall each bear fifty percent (50%) of the fees and costs of any such arbitration.

2.8           Contracts Not Transferable.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall be deemed to constitute an agreement to transfer or assign any Contract if an attempted transfer or assignment, without the Consent of any Person, would constitute a Breach thereof or in any way adversely affect the rights of Buyer or Sellers thereunder.  Each Seller and Buyer shall use its Best Efforts to obtain any Consent or waiver required to assign to Buyer all rights, benefits and interests under each Contract being assumed by Buyer (or make available to Buyer the practical benefit thereof) in a manner to permit the Business to be conducted in all material respects as currently conducted following the Effective Time.

ARTICLE III.  CLOSING

3.1.          Closing.  The purchase and sale provided for in this Agreement will take place at Buyer’s offices at 245 Perimeter Center Parkway, Suite 600, Atlanta, GA 30346 commencing at 9:00 a.m. (Eastern Standard Time) on March 1, 2005 or at such other date, time or location as the parties may agree (the “Closing”).  Notwithstanding the foregoing, the failure to consummate the transaction contemplated by this Agreement on the date and time and at the place determined pursuant to this Section 3.1 shall not result in the termination of this Agreement and shall not relieve any party of any obligation under this Agreement.  In such situation, the Closing shall occur as soon as practicable, subject to Article VIII of this Agreement.

3.2.          Closing Obligations.  In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)   The Sellers shall deliver to Buyer:

(i)    an executed bill of sale for all of the Tangible Personal Property in the form attached hereto as Exhibit B (“Bill of Sale”);

(ii)   an executed copy of the assignment and assumption agreement relating to the Contracts in the form attached hereto as Exhibit C (“Assignment and Assumption Agreement”);

(iii)  an executed copy of each lease assignment and assumption agreement in the form attached hereto as Exhibit D (“Lease Assignment and Assumption Agreements”) or such other appropriate document or instrument of transfer;

a.     an executed copy of the subscriber agreement relating to the Business’ system of record, Supreme, upon terms and conditions mutually acceptable to the parties (the “Subscriber Agreement”);

b.     an executed copy of the transition services agreement upon terms and conditions mutually acceptable to the parties (the “Transition Services Agreement”);

(vi)  such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may be reasonably requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by the Sellers;

(vii) a certificate executed by an officer of each of the Sellers as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1(a) and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.1(b); and

(viii) a certificate of the secretary of each of the Sellers certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of each Seller, certifying and attaching all requisite resolutions or actions of each Seller’s board of directors approving (A) the execution and delivery of this Agreement and the Ancillary Agreements to which they are parties, (B) the consummation of the transactions contemplated hereby and (C) certifying to the incumbency and signature of the officer of the Sellers executing this Agreement and the Ancillary Agreements.

(b)   Buyer shall deliver to the Sellers:

(i)    the Preliminary Purchase Price by wire transfer to an account specified by the Sellers in a writing delivered to Buyer at least three (3) Business Days prior to the Closing Date; and

(ii)   an executed Assignment and Assumption Agreement;

(iii)  an executed copy of each Lease Assignment and Assumption Agreement;

(iv)  an executed copy of the Subscriber Agreement;

(v)   an executed copy of the Transition Services Agreement;

(vi)          a certificate executed by an officer of Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.2(a) and as to compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2(b); and

(vii)         a certificate of the secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving (A) the executing and delivery of this Agreement and the Ancillary Agreements to which it is a party, (B) the consummation of the transactions contemplated hereby, and (C) certifying to the incumbency and signature of the officer of the Buyer executing this Agreement and the Ancillary Agreements.

3.3.          Closing Costs; Transfer Taxes and Fees.  The Sellers (collectively) and Buyer shall each be responsible for fifty percent (50%) of any documentary and transfer Taxes imposed because of the transfer of the Purchased Assets provided for hereunder, regardless of the Person on whom applicable Law imposes such Taxes.  Each party shall pay any fees and costs or use Tax they incur as a result of their recording or filing the applicable conveyance instruments described in Section 3.2.

3.4.          Limited Power of Attorney.  The Sellers hereby appoint Buyer, its agents, employees, successors and assigns, as their attorney-in-fact, which such appointment is coupled with an interest, with full power of revocation and substitution by Buyer in the name and stead of each of the Sellers, but on behalf of Buyer or its assignees, to do any and all of the following with respect to the Vehicle Contracts: (a) receive, endorse, and collect all payments, checks, money orders, drafts, or other instruments or documents made payable to or owed to a Seller in connection with the Vehicle Contracts; (b) execute on behalf of a Seller, or enforce, release, modify and transfer the rights, privileges and interests (including security interests) of such Seller with respect to the Vehicle Contracts including rights with respect to Ancillary Products and Insurance Policies, if any, and any claims thereunder, and certificates of title or other title documents or security documents; (c) enforce and exercise any rights and remedies of a Seller with respect to the Vehicle Contracts; and (d) to demand, collect and receive any and all Vehicle Contracts.  On the Closing Date and from time to time thereafter, the Sellers shall execute such limited powers of attorney in the form attached hereto as Exhibit E (“Power of Attorney”) and additional instruments and take such other action as Buyer may reasonably request in order to more effectively effectuate any of the foregoing.

3.5.          Obligor Notices.  The Sellers consent to permit Buyer to advise each of the Obligors that it has purchased their applicable Vehicle Contract and that all future payments thereon shall be made to Buyer.  No later than five (5) Business Days following the Closing Date, the Sellers shall also have the right to notify each of the Obligors that it has sold their applicable Vehicle Contract to Buyer.

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

4.1.          Relating to the Sellers.  Except as set forth on the Disclosure Schedule, the Sellers hereby represent and warrant to Buyer that, solely as it relates to the Business, as of (i) the date hereof and (ii) the Closing Date:

(a)   Due Organization and Good Standing.  Each of the Sellers is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, as the case may be, with the requisite corporate power and corporate authority to own or lease and operate its properties and assets related to the Business, and to carry on the Business as it is now conducted, and to perform its obligations under the Contracts.  Each Seller is duly qualified to do business as a foreign corporation or limited liability company, and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it in the Business, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Business.

(b)   Authority and Capacity.  Each Seller has the full right, power, authority and capacity to execute, deliver, and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby, and to perform its respective obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and each of the Ancillary Agreements by each Seller to which it is a party, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized by all necessary corporate action.  Assuming the due authorization, execution and delivery of this Agreement and each of the Ancillary Agreements by the other parties hereto and thereto, this Agreement and each of the Ancillary Agreements to which each Seller is a party, is a valid and binding obligation of each Seller, enforceable against it in accordance with their respective terms, subject to the Bankruptcy Exception.

(c)   Consent; No Proceedings.  Except as set forth on Schedule 4.1(c), none of the Sellers require Governmental Authorization or Consent from any Person or Governmental Entity in connection with the execution, delivery, performance, validity or enforceability of this Agreement and each Ancillary Agreement to which it is a party or the consummation of the transactions contemplated hereby or thereby.

(d)   Licenses.  The Sellers have and maintain all Licenses necessary for (i) the Business as currently conducted, (ii) the ownership, use, operation and maintenance of the Facilities used in the operation of the Business, and (iii) its performance of this Agreement and the consummation of the transactions contemplated hereby.  Schedule 4.1(d) sets forth a complete list of all Licenses used in the operation of the Business and the specific Seller holding such license.

(e)   No Violation.  The Sellers’ execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) materially contravene or conflict with any of the Sellers’ Governing Documents, (ii) result in a material Breach of, or constitute a material default under, any Contract or other agreement or instrument binding on or affecting the Sellers and the Purchased Assets, (iii) materially contravene or violate any Law applicable to, binding on or affecting the Sellers or the Purchased Assets, (iv) cause Buyer to become subject to, or to become liable for the payment of, any Tax; or (v) result in the creation of any Adverse Claim on the Purchased Assets.

(f)    Financial Statements.  The Sellers have delivered to Buyer: (i) an unaudited balance sheet of the Business at May 31, 2004 (the “Initial Balance Sheet”), and the related unaudited statement of income for the months then ended, and (ii) unaudited balance sheets of the Business at December 31 in each of the fiscal years 2002 through 2003, and the related unaudited statement of income for each of the fiscal years then ended.  Except as set forth on Schedule 4.1(f), these financial statements have been and will be prepared in accordance with GAAP and fairly present (and the Interim Financial Statements delivered pursuant to Section 6.1(j) and the Closing Balance Sheet delivered pursuant to Section 2.7(b) fairly present) the financial condition and the results of operations of the Business as of the date and for the periods referred to in such financial statements.  The financial statements referred to in this Section 4.1(f), the Interim Financial Statements delivered pursuant to Section 6.1(j) and the Closing Balance Sheet delivered pursuant to Section 2.7(b) reflect and will reflect the consistent application of the Sellers’ internal accounting principles throughout the periods involved.  The financial statements have been and will be prepared from, and are in accordance with, the accounting Records of the Business.

(g)   Litigation.  Except as set forth in Schedule 4.1(g), solely with respect to the Business, there are no Proceedings pending, or to Sellers’ Knowledge, Threatened or anticipated (i) against, related to or affecting the Sellers, the Business or the Purchased Assets, or (ii) that is seeking to delay, limit or enjoin the transactions contemplated by this Agreement or the Ancillary Agreements.  To Sellers’ Knowledge, no event has occurred or circumstances exist that are reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.  The Sellers’ have delivered or made available to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed on Schedule 4.1(g).  To Sellers’ Knowledge, none of the Proceedings listed on Schedule 4.1(g) could have a Material Adverse Effect on any Seller (as relates to the Business) or the Business.  Solely with respect to the Business, the Sellers are not in Breach with respect to or subject to any Order, and there are no unsatisfied judgments against the Sellers, the Business or the Purchased Assets.

(h)   Purchased Assets.  The Sellers have and will transfer good and marketable title to the Purchased Assets and upon the consummation of the transactions contemplated hereby, Buyer will acquire good and marketable title to all of the Purchased Assets, free and clear from any Adverse Claims.

(i)    Contracts.  (i)  Schedule 4.1(i) sets forth a true, complete and correct list of all material Contracts (excluding the Dealer Agreements) including:

A.    any Contract for or relating to the employment of any Key Employee;

B.    any Contract that involves performance of services or delivery of goods by or to any Seller (solely as such service or goods relate to or are used in the Business) of an amount in excess of $50,000; and

C.    any Contract for the lease of personal property used by any Seller in the Business that obligates such Seller to pay in excess of $50,000 per year.

True, complete and correct copies of the aforementioned Contracts have heretofore been delivered or otherwise made available by the Sellers to the Buyer.  The Contracts set forth on Schedule 4.1(i) are in full force and effect, constitute legal, valid and binding obligations of each of the Sellers or their Affiliates, as the case may be, and are enforceable in all material respects in accordance with their respective terms, subject to the Bankruptcy Exception.  Subject to Section 4.1(c), the consummation of the transactions contemplated by this Agreement will not cause any such Contract to be invalid or unenforceable following the Closing.  Each Seller has, in all material respects, performed all of the obligations required by any such Contract to be performed by it to date, and there exists no Breach, or any event which upon the giving of notice or the passage of time, or both, would give rise to a claim of a material Breach in the performance by any Seller or, to Sellers’ Knowledge, any other party, of their respective obligations thereunder.  The Sellers have not received any written notice to the effect that it is in Breach or otherwise not in compliance with any Contract set forth on Schedule 4.1(i).

(ii)   True, complete and correct copies of the Dealer Agreements related to the top fifty (50) Dealers (as measured by accounts receivable balance) and copies of each form of Dealer Agreement currently used in the Business have been provided to or made available to the Buyer.  Each Dealer Agreement related to an outstanding Vehicle Contract (and related Accounts Receivable) is in full force and effect, constitutes the legal, valid and binding obligation of the Seller and the Dealer, each as set forth therein, and is enforceable in all material respects in accordance with its terms, subject to the Bankruptcy Exception.  Subject to Section 4.1(c), the consummation of the transactions contemplated by this Agreement will not cause any such Dealer Agreement to be invalid or unenforceable following the Closing.  Each Seller has, in all material respects, performed all of the obligations required by any such Dealer Agreement to be performed by it to date, and there exists no Breach, or any event, which upon the giving of notice or the passage of time, or both, would give rise to a claim of a material Breach in such Seller’s performance or, to Sellers’ Knowledge, any other party, of their respective obligations thereunder.  The Sellers have not received any written notice or communication to the effect that it is in Breach or otherwise not in compliance with the terms of any such Dealer Agreement.

(j)    Liabilities.  Other than Excluded Liabilities, the Sellers (solely with respect to the Business) have no material Liabilities due or to become due, except (i) Liabilities arising in the Ordinary Course of Business under the Contracts described in Schedule 4.1(i) and the Closing Date Data; and (ii) Liabilities incurred in the Ordinary Course of Business and in accordance with this Agreement (none of which relates to any material Breach under any Contract, breach of warranty, tort, infringement or violation of any Law or Order or arose out of any Proceeding) and none of which, individually or in the aggregate, has or would have a Material Adverse Effect on the Business or the Purchased Assets.

(k)   Employees.

(i)            Except as set forth in Schedule 4.1(k):

A.    none of the Employees are represented by any labor union;

B.    the Sellers are not subject to any collective bargaining arrangement with respect to any Employee;

C.    none of the Employee Plans is a “defined benefit plan” within the meaning of Section 3(35) of ERISA nor do the Sellers participate in any “multi-employer plan” within the meaning of Section 3(37) of ERISA;

D.    each of the Employee Plans are in compliance in all material respects with terms of each such Employee Plan and applicable Law; and

E.     no Liabilities exist or are reasonably expected to exist under any Employee Plan that, individually or in the aggregate, would have a Material Adverse Effect on the transactions contemplated by this Agreement.

(ii)           the Sellers shall indemnify and hold Buyer harmless from and against any Damages suffered as a result of any failure to give any notice to the Employees required by the Worker Adjustment and Retraining Notification Act (the “WARN Act”), provided such notice is required as a result of any action by the Sellers on or prior to the Closing Date.

(iii)          A complete list of all Employees, by name, hire date and position as of the date hereof is set forth in Schedule 4.1(k).  The Sellers shall not release any other personnel information without having first obtained the written consent of the respective Employee.

(l)    Leased Real Property.  Schedule 4.1(l) lists all Space Leases (including the property address, landlord or lessor name, tenant or lessee name, term, expiration date and rental expense) for all real property used in connection with and for the operation of the Business to which a Seller or one of their Affiliates is a party (“Leased Real Property”).  The Sellers have delivered true and complete copies of the Space Leases related to the Leased Real Property listed in Schedule 4.1(l) to the Buyer.  The Sellers or their Affiliates have a valid and existing Space Lease for each Leased Real Property set forth on Schedule 4.1(l).  All Space Leases covering any of the Leased Real Property are valid and enforceable by the Sellers or their Affiliates, as the case may be, in accordance with their respective terms, are in full force and effect, and have not been materially modified, supplemented or terminated except as set forth in Schedule 4.1(l) and there is not a material Breach by the Sellers or their Affiliates, as the case may be, under any such Space Lease, or to Sellers’ Knowledge, by any landlord or lessor under any such Space Lease.  The Leased Real Property represents all of the real property used by the Sellers in their operation of the Business.

(m)  Tax Returns; Taxes.  Solely with respect to the Business, the Sellers or their Affiliates have filed or caused to be filed on a timely basis all material Tax Returns and all material reports with respect to Taxes that are or were required to be filed pursuant to applicable Law.  All Tax Returns and reports filed by the Sellers or their Affiliates with respect to the Business are true, correct and complete in all material respects.  There are no Adverse Claims on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and the Sellers have no Knowledge of any basis for assertion of any claims attributable to Taxes that, if adversely determined, would result in any such Adverse Claim.

(n)   Compliance with Law.  The Sellers, in the conduct of the Business, have not violated any and are in compliance with all applicable Laws and Orders relating to the Purchased Assets or the Business, except where the violation or failure to comply, individually or in the aggregate, would not have a Material Adverse Effect on the Purchased Assets or the Business.  To Sellers’ Knowledge, no event has occurred or circumstances exist that may reasonably be thought to constitute or result in a violation by any Seller of any Law or Order relating to the Purchased Assets or the Business in any material respect.  The Sellers have not received any written notice to the effect that they are not in compliance with any such Laws or Orders.

(o)   No Material Adverse Change.  Since May 31, 2004, there has not been any material adverse change in the business, operations, prospects, assets, results of operation or condition (financial or other) of the Sellers (solely as it relates to the Business), and, to Sellers’ Knowledge, no event has occurred or circumstances exists that could result in a Material Adverse Change or otherwise affect the Sellers’ ability to perform their obligations under this Agreement.

(p)   Accuracy of Information.  The representations and warranties set forth in this Article IV and the data contained in the documents referenced on Schedule 4.1(p) are true, accurate and complete in all material respects, the other representations and warranties made by the Sellers in this Agreement do not contain any untrue statement of material fact or omit any material fact necessary in order to make any statement contained herein, in the light of the circumstances in which they are being made, not misleading; provided, however, that the representations in this Section 4.1(p) shall not apply to any information that constitutes projections, predictions, pro forma or other forward looking statements of any nature.

(q)   Brokers’ or Finders’ Fees.  None of the Sellers have incurred any obligation or Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.

(r)    Sufficiency of Assets.  Solely as of the Closing Date, the Purchased Assets and the Assumed Liabilities, together with the services provided pursuant to the Subscriber Agreement and Transition Services Agreement, constitute all of the assets necessary to operate the Business in substantially the same manner operated by the Sellers prior to the Effective Time.

4.2.          Vehicle Contracts.  As of the Closing Date, the Sellers hereby represent and warrant to Buyer with respect to each Vehicle Contract that:

(a)   Good Title.  Immediately prior to and up until the transfer and assignment herein contemplated, the Sellers legally own outright and have good and marketable title to all of the Vehicle Contracts, free and clear of all Adverse Claims.  The Sellers have not sold, assigned or otherwise transferred any right or interest in or to the Vehicle Contracts and have not pledged the Vehicle Contracts as collateral for any debt or other purpose.  Upon payment of the Preliminary Purchase Price hereunder, Buyer shall acquire good and marketable title to the Vehicle Contracts.  Except as set forth on Schedule 4.1(g), there are no judgments against the Sellers or any pending Proceeding that could become a Lien against the Vehicle Contracts or could otherwise create or result in an Adverse Claim in, of or on the Vehicle Contracts in favor of any Person other than Buyer.  The Closing Date Data sets forth all of the Vehicle Contracts outstanding as of the Closing Date.

(b)   Compliance with Law.

(i)    Each Vehicle Contract complies, in all material respects, with all applicable local, state and federal Laws relating to written disclosures required in motor vehicle retail installment contracts, including the federal Truth-in-Lending Act and Regulation Z promulgated thereunder.

(ii)   Assuming the due authorization, execution and delivery by each party to a Vehicle Contract and the applicable Dealer’s compliance with all Laws applicable to the sale and origination of motor vehicle retail installment contracts (excluding the Laws set forth in subsection (a)(i) above from such assumption), each Vehicle Contract is in full force and effect and, as of the Acquisition Date, constituted the legal, valid and binding obligation of the applicable Seller and the related Obligor and is enforceable in all material respects in accordance with its terms, subject to the Bankruptcy Exception.  The Sellers have not received any written notice or communication to the effect that any Dealer, prior to the Acquisition Date, or that any Seller, since the Acquisition Date, is in Breach of or otherwise not in compliance with the terms of any such Vehicle Contract.

(iii)  The collection and servicing of the Vehicle Contracts have, from the applicable Acquisition Date, continuously complied with all applicable federal and state Laws relating to the collection and servicing of motor vehicle retail installment contracts, including the Fair Credit Reporting Act and the Federal Trade Commission’s Rule on Credit Practices.

(c)   No Amounts Owing.  Except for the Dealer Reserves and the Liabilities described as “Other Liabilities” set forth on the Closing Balance Sheet, there are no holdbacks, participations, fees or other monetary obligations due or owing to and payable by a Seller to a Dealer, insurance carrier or Third Party service provider, contingent or otherwise, with respect to any Vehicle Contract.

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF BUYER

5.1           Buyer.  Buyer hereby represents and warrants to the Sellers that, as of (i) the date hereof and (ii) the Closing Date:

(a)   Due Organization and Good Standing.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Georgia, with the requisite corporate power and corporate authority to carry on its operations as presently conducted.  Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or jurisdiction in which either the ownership or servicing of the Vehicle Contracts requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Business.

(b)   Authority and Capacity.  The Buyer has the full right, power, authority and capacity to execute, deliver, and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party by Buyer, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action.  Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties hereto and thereto, this Agreement and each of the Ancillary Agreements to which Buyer is a party, is a valid and binding obligation of the Buyer, enforceable against it in accordance with their respective terms, subject to the Bankruptcy Exception.

(c)   Consent; No Proceedings.  Except as set forth on Schedule 5.1(c), Buyer requires neither Governmental Authorization nor Consent from any Person or Governmental Entity in connection with the execution, delivery, performance, validity or enforceability of this Agreement and each Ancillary Agreement to which it is a party.  There is no pending claim, cause of action, suit or Proceeding presently pending or, to Buyer’s Knowledge, Threatened against Buyer that would have a Material Adverse Effect on the transactions contemplated by, or Buyer’s ability to perform its obligations under, this Agreement or any of the Ancillary Agreements to which it is a party.

(d)   Brokers’ or Finders’ Fee.  Buyer has not incurred any obligation or Liability for brokers’ or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated by this Agreement.

ARTICLE VI.  COVENANTS

6.1           Covenants of the Sellers.  Between the date of this Agreement and the Closing Date, the Sellers hereby covenant and agree to the following:

(a)   Compliance with Law.  The Sellers shall at all times comply in all material respects with all federal, state and local Laws and all Orders applicable to them, the Purchased Assets or obligations under this Agreement.

(b)   Preservation of Existence.  The Sellers shall use their Best Efforts to preserve and maintain their existence, rights, franchises and privileges in the jurisdiction of their organization, and qualify and remain qualified in good standing as a foreign organization in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could have a Material Adverse Effect on the enforceability of the Purchased Assets, the Business or the ability of the Sellers to perform their obligations under this Agreement.  The Sellers shall provide Buyer with notice immediately upon any change in their state of organization or any change in their principal places of business.

(c)   Access.  The Sellers shall permit Buyer and its Representatives to have reasonable access during regular business hours, with at least three (3) Business Days prior advance notice, to the Leased Real Property, Books and Records, Contracts and other Purchased Assets and the Sellers shall, upon Buyer’s reasonable request, provide to Buyer and its Representatives, to the extent it exists or is obtainable, operating data regarding the Business consistent with the operating data it provided to Buyer prior to the date hereof.

(d)   No Adverse Claim.  Except as provided herein, the Sellers shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create any Adverse Claim upon or with respect to, any Contracts or Purchased Assets sold to Buyer hereunder or any Collections related to such Contracts.

(e)   Post-Closing Payments.  All Collections received by the Sellers after the Closing Date with respect to any Contract shall be promptly turned over to Buyer no later than five (5) Business Days from receipt.  After the Closing Date, Buyer shall not accept any payments on behalf of the Sellers or their Affiliates.  In the event that Buyer collects any payments, it shall forward them to the Sellers within five (5) Business Days after receipt.

(f)    No Negotiation.  Until such time as this Agreement shall be terminated pursuant to Section 8.1, the Sellers shall not, directly or indirectly, solicit or initiate any inquiries or proposals from, negotiate with or provide any non-public information to any Person (other than Buyer) relating to the Business or the Purchased Assets.

(g)   Operations.  The Sellers shall:

(i)    continue to conduct the Business in the Ordinary Course of Business;

(ii)   continue to use their Best Efforts to preserve intact the Business’ current organization, keep available the services of the Business’ officers, Employees and agents and maintain its relations and good will with the Business’ Dealers, suppliers, customers, landlords, creditors, Employees, agents and others having a relationship with the Business; provided, that, except as set forth in Section 6.1(g)(iii) and (iv), nothing in this Section 6.1(g) shall prohibit the Sellers from hiring, terminating or otherwise making any Employee-related decisions in the Ordinary Course of Business;

(iii)  not terminate any Key Employee unless for cause (other than for performance);

(iv)  not materially increase the salaries of the Employees, unless such increase was contemplated prior to the date hereof;

(v)   continue to use their Best Efforts to maintain the Purchased Assets in a state of repair and condition that complies with all applicable Laws and is consistent with the requirements and normal conduct of the Business;

(vi)  continue to comply with all applicable Laws, Orders and contractual obligations applicable to the operations of the Business;

(vii) cooperate with Buyer and assist Buyer in identifying the Licenses required by Buyer to operate the Business from and after the Closing Date and either transfer the Business’ existing Licenses to Buyer, where permissible, or provide reasonable assistance in Buyer’s efforts to obtain new Licenses; and

(viii)  continue to maintain all Books and Records in the Ordinary Course of Business.

(h)   Required Approvals.  As promptly as practicable after the date of this Agreement, the Sellers shall make all filings required by Law to be made by them in order to consummate the transactions contemplated by this Agreement.  The Sellers shall cooperate with Buyer and its Representatives with respect to all filings Buyer elects to make or, pursuant to applicable Law, shall be required to make in connection with the transactions contemplated by this Agreement.

(i)    Payment of Liabilities.  The Sellers shall continue to pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations.  Buyer and the Sellers hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or other similar law) in connection with the transactions contemplated in this Agreement.

(j)    Interim Financial Statements.  Until the Closing Date, the Sellers shall deliver to Buyer within ten (10) Business Days after the end of each month a copy of the unaudited balance sheet (the “Interim Balance Sheet”) and related unaudited income statement of the Business (together with the Interim Balance Sheet, the “Interim Financial Statements”), for such month prepared in accordance with GAAP (except as set forth on Schedule 4.1(f)) and which sets forth a calculation of the Net Assets as of the date of such Interim Financial Statements.

(k)   Best Efforts.  The Sellers shall use their Best Efforts to cause the conditions in Section 7.1 to be satisfied.

6.2.          Covenants of Buyer.  Between the date of this Agreement and the Closing Date, Buyer hereby covenants and agrees to the following:

(a)   Required Approvals.  As promptly as practicable after the date of this Agreement, Buyer shall make all filings required by Law to be made by it in order to consummate the transactions contemplated by this Agreement.  The Buyer shall cooperate with the Sellers and their Representatives with respect to all filings the Sellers elect to make or, pursuant to applicable Law, shall be required to make in connection with the transactions contemplated by this Agreement.

(b)   Best Efforts.  Buyer shall use its Best Efforts to cause the conditions in Section 7.2 to be satisfied.

ARTICLE VII.  CONDITIONS TO PURCHASE

7.1.          Buyer’s Condition Precedent.  Buyer’s obligation to consummate the transactions contemplated hereby is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Buyer, in whole or in part):

(a)   Accuracy of Representations.

(i)    All of the Sellers’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Effective Time as if then made.

(ii)   Each of the representations and warranties in Sections 4.1(b) and 4.1(e), and each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Effective Time as if then made, without giving effect to any supplement to the Disclosure Schedule.

(b)   Sellers’ Performance.  All of the covenants and obligations that the Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

(c)   Additional Documents.  The Sellers shall have caused the documents and instruments required by Section 3.2(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(i)    a good standing certificate or similar certificate for each of the Sellers issued by their state of incorporation or organization, as the case may be, as of a recent date acceptable to Buyer;

(ii)   the Governing Documents and all amendments thereto of each Seller, duly certified as of a recent date by each Seller’s secretary; and

(iii)  such other documents as Buyer may reasonably request for the purpose of:

A.    evidencing the accuracy of any of the Sellers’ representations and warranties;

B.    evidencing the performance by the Sellers of, or the compliance by Sellers with, any covenant or obligation required to be performed or complied with by them;

C.    evidencing the satisfaction of any condition referred to in this Section 7.1; or

D.    otherwise facilitating the consummation or performance of any of the transactions contemplated in this Agreement and the Ancillary Agreements.

(d)   No Proceedings.  Since the date of this Agreement, there shall not have been commenced or Threatened against Buyer, or against any Related Person of Buyer, any material Proceeding (i) involving any challenge to, or seeking Damages or other relief in connection with, any of the transactions contemplated hereby or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated hereby.

(e)   No Conflict.  Neither the consummation nor the performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a material violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Law or Order or (b) any Law or Order that has been published, introduced or otherwise proposed by or before any Governmental Entity.

(f)    Governmental Authorizations.  Buyer shall have received all of the Governmental Authorizations (including any Licenses) necessary or desirable to allow Buyer to operate the Business from and after the Effective Time.

(g)   Consents.  All Consents from any Person pursuant to the terms of any Contract or otherwise necessary to consummate the transactions contemplated by this Agreement shall have been duly obtained.

(h)   Employees.

(i)    Except for the excluded or transferred Employees set forth on Schedule 9.1(a), substantially all of the Employees shall be available for hiring by Buyer on and as of the Closing Date.  Subject to Section 9.1, substantially all of the Employees who are offered employment by Buyer shall have accepted such offer in accordance with the terms of this Agreement.

(ii)   Rick Potter and four of the remaining five Employees set forth on Schedule 7.1(h)(ii) (each a “Key Employee”) shall have accepted employment with the Buyer on terms satisfactory to the Buyer and such Key Employees.

(i)    Financing.  Buyer shall have negotiated and executed an agreement with a Third-Party finance company or bank in order to pay seventy-five percent (75%) of the Preliminary Purchase Price to Sellers at the Closing in accordance with Section 2.5 hereof.

7.2.          Sellers’ Condition Precedent.  The Sellers’ obligation to consummate the transactions contemplated hereby is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by the Sellers in whole or in part):

(a)   Accuracy of Representations.  All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Effective Time as if then made.

(b)   Buyer’s Performance.  All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

(c)   Additional Documents.  Buyer shall have caused the documents and instruments required by Section 3.2(b) and the following documents to be delivered (or tendered subject only to Closing) to the Sellers:

(i)    a good standing certificate or similar certificate for Buyer issued by the state of organization as of a recent date acceptable to the Sellers;

(ii)   the Governing Documents and all amendments thereto of Buyer, duly certified as of a recent date by Buyer’s Secretary; and

(iii)  such other documents as the Sellers may request for the purpose of:

A.    evidencing the accuracy of any representation or warranty of Buyer;

B.    evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer;

C.    evidencing the satisfaction of any condition referred to in this Section 7.2; or

D.    otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)   No Injunction.  There shall not be in effect any Law or any injunction or other Order that (i) prohibits the consummation of the transactions contemplated hereby and (ii) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

(e)   No Proceedings.  Since the date of this Agreement, there shall not have been or commenced or Threatened against the Sellers, or against any Related Person of the Sellers, any material Proceeding (i) involving any challenge to, or seeking Damages or other relief in connection with, any of the transactions contemplated hereby or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated hereby.

(f)    Licenses.  Buyer shall have received all of the Licenses or other Government Authorizations necessary to facilitate the transactions contemplated hereby.

ARTICLE VIII.  TERMINATION

8.1.          Termination Events.  By notice given prior to or at the Closing, subject to Section 8.3, this Agreement may be terminated as follows:

(a)   by Buyer if a material Breach of any provision of this Agreement has been committed by the Sellers and such Breach has not been waived by Buyer;

(b)   by the Sellers if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by the Sellers;

(c)   by Buyer if any condition in Section 7.1 has not been satisfied as of the date specified for Closing in the first sentence of Section 3.1 or if satisfaction of such a condition by such date is, or subsequent to such date becomes, impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date or such subsequent date;

(d)   by the Sellers if any condition in Section 7.2 has not been satisfied as of the date specified for Closing in the first sentence of Section 3.1 or if satisfaction of such a condition by such date is, or subsequent to such date becomes, impossible (other than through the failure of the Sellers to comply with their obligations under this Agreement), and the Sellers have not waived such condition on or before such date or such subsequent date;

(e)   by mutual consent of Buyer and the Sellers;

(f)    by Buyer if the Closing has not occurred on or before April 29, 2005, or such later date as the parties may agree upon, unless the Buyer is in material Breach of this Agreement; or

(g)   by the Sellers if the Closing has not occurred on or before April 29, 2005, or such later date as the parties may agree upon, unless the Sellers are in material Breach of this Agreement.

8.2.          Termination Fee.  If this Agreement is not consummated as a result of Buyer’s failure to satisfy the financing condition set forth in Section 7.1(i) and is subsequently terminated by Buyer pursuant to Section 8.1(c), Buyer shall immediately pay the Sellers a termination fee equal to two million dollars ($2,000,000) (the “Termination Fee”).  Notwithstanding anything to the contrary contained herein, if Buyer becomes obligated to pay the Termination Fee pursuant to this Section 8.2, such Termination Fee shall constitute full settlement of any and all of the Damages of the Sellers under this Agreement in respect of a termination pursuant to Section 8.1(c) as a result of the failure to satisfy or waive the condition set forth in Section 7.1(i) and shall be the sole measure of Damages with respect to such termination.

8.3.          Effect of Termination.  Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 8.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in Sections 8.2 and 8.3 and Articles X and XI will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies shall survive such termination unimpaired.

ARTICLE IX.  ADDITIONAL COVENANTS

9.1.          Employees and Employee Benefits.

(a)   Information on Active Employees.  For purpose of this Agreement, the term “Active Employees” shall mean all Employees employed immediately prior to the Closing Date, but excluding Employees on temporary leave of absence, including family or medical leave, military leave, personal, short-term disability, workers’ compensation, pregnancy leave or any other Employees the Sellers designate as excluded or inactive Employees.  Notwithstanding the foregoing, any Employees excluded in the preceding sentence shall be deemed Active Employees if and when they return to work within ninety (90) days after the Closing Date.  Schedule 9.1(a) sets forth a complete list of all Active Employees and a list of all excluded or inactive Employees.

(b)   Employment of Active Employees by Buyer.

(i)            Prior to the Closing Date, to be effective as of the Effective Time, Buyer shall offer employment to all of the Active Employees upon the terms and conditions described below.  Buyer shall provide the Sellers with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted and which shall be effective at the Effective Time (the “Hired Active Employees”). Subject to the provisions of this Section 9.1, Hired Active Employees shall be subject to the employment terms, conditions and rules applicable to other similarly-situated employees of Buyer.  Nothing contained in this Agreement shall be construed as an employment contract between the Buyer and any Active Employee or Hired Active Employee.

(ii)                           After the date hereof until the Closing Date, Buyer may speak with Employees (including Key Employees and other members of the management team of the Business) during normal working hours.  Buyer shall be solely responsible for any activity in connection with such discussions. Buyer shall indemnify and hold the Sellers and their Affiliates harmless from and against any Damages, resulting or arising from Buyer’s acts or omissions in connection with such discussions.

(iii)                          Seller agrees that Buyer shall have the right to conduct orientation sessions with Hired Active Employees as soon as reasonably practicable and in any event within thirty (30) days after execution of this Agreement; provided that Sellers shall have the right to have their Representatives present at any such sessions. The orientation sessions may include personal appearances by Buyer’s senior management and will cover subjects such as Buyer’s employee benefit plans, including any business retention, sales incentive or other program specifically designed for Active Employees (or any Employee who subsequently becomes an Active Employee who become Hired Active Employees after the Effective Time.  Buyer shall indemnify and hold the Sellers and their Affiliates harmless from and against any Damages, resulting or arising from Buyer’s acts or omissions in connection with such orientation sessions.

(iv)                          For a period of one (1) year following the Closing Date, the Sellers and their Affiliates will not directly solicit any Hired Active Employee to again become an employee of the Sellers; provided, however, that the Sellers shall not be prohibited from hiring a Hired Active Employee terminated by Buyer or if such Hired Active Employee contacts the Sellers or one of their Affiliates to seek hiring or retention, whether in response to general advertising or otherwise.

(c)   Salaries and Benefits.  Each Hired Active Employee shall be provided employment with the Buyer subject to the following initial terms and conditions:

(i)    Base salary or hourly wage shall be at least equivalent to the base salary or hourly wage paid by the Sellers to such Hired Active Employee as of the close of business on the Business Day prior to the Closing Date.

(ii)   Except as otherwise specifically provided herein, Hired Active Employees shall be provided employee benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Buyer. Buyer shall provide each Hired Active Employee with credit for such Hired Active Employee’s period of service with the Sellers towards the calculation of eligibility and vesting for such purposes as vacation, severance, medical, dental or other welfare plans and other benefits, and participation and vesting in Buyer’s qualified profit-sharing and 401(k) plans, as such plans may exist.

(iii)  Each Hired Active Employee who otherwise satisfies the eligibility criteria of Buyer’s employee benefit plans shall be eligible to participate in the medical, dental, or other welfare plans of Buyer, as such plans may exist, as of the Effective Time and any pre-existing conditions provisions of such plans shall be administered in accordance with the Health Insurance Portability and Accountability Act of 1996 with respect to any such Hired Active Employees.

(iv)  With respect to any Employee on temporary leave of absence who is not an Active Employee as of the Effective Time, upon conclusion of his or her temporary leave of absence within ninety (90) days of the Closing Date, such Employee shall be deemed to be an Active Employee and shall be offered employment by Buyer, subject to the terms and conditions of this Section 9.1 and the Buyer’s plans and policies and applicable Law, at a base salary or hourly wage at least equivalent to the base salary or hourly wage paid by the Seller to such Employee when he or she went on leave and shall otherwise be treated as a Hired Active Employee.

(v)   Buyer shall be responsible for all severance obligations arising out of the termination of any Hired Active Employee’s employment after the Closing Date in accordance with Buyer’s severance plan, policies and procedures with credit for the period of years of credited service towards the calculation of benefits determined in accordance with Section 9.1(c)(ii) of this Agreement; provided, however, if, before the one (1) year anniversary of the Closing Date, any Hired Active Employee experiences a reduction in base salary, a work site relocation of more than thirty (30) miles or a termination of employment by Buyer for any reason other than cause (as defined by Buyer’s personnel policies and procedures), such Hired Active Employee shall be entitled to severance pay in an amount at least equivalent to the severance pay the Hired Active Employee would have received under the Sellers’ (or their Affiliates’) Employee Plans had such employee been eligible for payments under such plans.

(vi)  Except as provided herein, the Sellers shall pay, discharge, and be responsible for (A) all salary and wages, bonus and incentive plans arising out of employment of the Hired Active Employees through the Closing Date (and any payroll Tax and reporting obligations thereon), and (B) any employee benefits (including, but not limited to, accrued vacation) arising under the Sellers’ Employee Plans and employee programs prior to the Closing Date (but not including medical benefits, if any, to Hired Active Employees who retire after the Closing Date), including benefits with respect to claims incurred prior to the Closing Date but reported after the Closing Date. From and after the Closing Date, Buyer shall pay, discharge, and be responsible for all salary, wages, and benefits arising out of or relating to the employment of the Hired Active Employees by Buyer from and after the Closing Date (and any payroll Tax and reporting obligations thereon), including all claims for welfare benefits plans incurred after the Closing Date. Claims are incurred as of the date services are provided or disability payments are accrued, notwithstanding when the injury or illness may have occurred.

(d)   Sellers’ Retirement Plans.  All Hired Active Employees who are vested participants in the Sellers’ retirement plans shall retain their accrued benefits under such retirement plans as of the Closing Date, and the Sellers (or their retirement plans) shall retain sole Liability for the payment of such benefits as and when such Hired Active Employees become eligible therefore under such plans.

(e)   No Transfer of Assets.  The Sellers shall not make any transfer of pension or other employee benefit plan assets to Buyer.

(f)    General Employee Provisions.

(i)    The Sellers and Buyer shall give any notices required by applicable Law and take whatever other actions with respect to the plans, programs and policies described in this Section 9.1 as may be necessary to carry out the arrangements described in this Section 9.1.

(ii)   The Sellers and Buyer shall give notice to all Hired Active Employees that, except as otherwise provided for herein, all benefits and/or accruals previously provided under the Employee Plans shall terminate on the Closing Date and all future benefits and/or accruals thereafter shall be provided under Buyer’s employee plans.

(iii)  The Sellers and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 9.1.

(iv)  If any of the arrangements described in this Section 9.1 are determined by the IRS or other Governmental Entity to be prohibited by Law, the Sellers and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by Law.

(v)   Buyers shall not have any responsibility, Liability or obligation, whether to Active Employees, former Employees, their beneficiaries or to any other Person, with respect to any Employee Plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by the Sellers.

9.2.          Dealer Reserves.  After the Effective Time, Buyer or its Affiliate shall manage and administer the Dealer Reserves in a manner consistent with the terms and conditions of the Dealer Agreements and in the Ordinary Course of Business as conducted by the Sellers prior to the Effective Time.  Buyer shall hold the Sellers and their Affiliates harmless from and against any Damages resulting or arising from Buyer’s acts or omissions in connection with the management and administration of the Dealer Reserves after the Effective Time.  The Sellers, jointly and severally, shall hold the Buyer and its Affiliates harmless from and against any Damages resulting or arising from the Sellers’ acts or omissions in connection with the management and administration of the Dealer Reserves prior to the Effective Time.

9.3.          Assistance in Proceedings.  (a)                Buyer shall cooperate with the Sellers and their counsel (including their experts or other agents) in the contest or defense of, and make available any Hired Active Employee (to the extent such Hired Active Employee is still employed by the Buyer at the time of any request for assistance) to be interviewed, provide any testimony (including depositions, trial testimony and responding to interrogatories) and access to the Books and Records, if any, transferred in connection with the transactions contemplated hereby in connection with, any Proceeding involving or relating to the Vehicle Contracts, Dealer Reserves or Purchased Assets arising out of a transaction or event that occurred prior to the Effective Time.

(b)   The Sellers shall cooperate with Buyer and its counsel (including its experts or other agents) in the contest or defense of, and make available its Representatives engaged in the Business prior to the Effective Time (who do not become Hired Active Employees) to be interviewed, provide any testimony (including depositions, trial testimony and responding to interrogatories) and access to Books and Records in connection with, any Proceeding involving or relating to the Vehicle Contracts, Dealer Reserves or other Purchased Assets arising out of a transaction that occurred prior to the Effective Time.

9.4.          Further Assurances.  The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.  Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed as the Sellers’ guarantee or assurance to the Buyer that (i) the Business shall operate and perform in the same manner and produce the same results as set forth in the financial statements provided hereunder; (ii) the Dealers shall continue to sell Vehicle Contracts at the same volume, terms or similar quality as they sold to the Sellers prior to the Effective Time or (iii) that the Leased Real Property will be transferred on terms similar to or more favorable than the Sellers’ current Space Leases.

9.5.          Retention of and access to Records.  After the Closing Date and to the extent not transferred as part of the Purchased Assets, the Sellers shall retain the Records of the Business for a period of time consistent with the Sellers’ record retention policies and practices, but in no event shall the Sellers retain the documents for less than five (5) years after the Closing Date.  The Seller shall also provide the Buyer or its Affiliate and their respective Representatives reasonable access thereto, during normal business hours and on at least five (5) days notice, to enable them to prepare financial statements or Tax Return or respond to a Tax audit.  Buyer shall retain any Records of the Business transferred as part of the Purchased Assets for a period of time consistent with Buyer’s record retention policies and practices, but in no event shall Buyer retain the documents for less than five (5) years after the Closing Date.

9.6.          Non-competition.  For a period of two (2) years after the Closing Date, the Sellers’ Parent (either directly or through its subsidiaries) shall not, anywhere in the United States (a) engage in the business of soliciting, originating, purchasing or acquiring motor vehicle retail installment contracts from any Buy Here/Pay Here Dealers; or (b) directly or indirectly invest in, own or acquire a controlling interest in, any Person engaged in an operation substantially similar to the Business (“Competing Business”); provided, however, that the Sellers’ Parent (either directly or through its subsidiaries) may purchase or otherwise acquire (i) up to (but not more than) twenty-five percent (25%) of any class of equity securities of any Person (but may not otherwise participate in the activities of such Person) or (ii) all of the assets or otherwise merge with another Person, so long as the portion of such Person’s operations dedicated to the Competing Business constitutes no more than twenty-five percent (25%) of such Person’s total assets or net revenues, whichever is greater.

ARTICLE X.  INDEMNIFICATION; REMEDIES

10.1.        Survival of Representations and Warranties.  All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule (and any supplements thereto), the certificates delivered pursuant to Section 3.2 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement, subject to Section 10.5.

10.2.        Indemnification by the Sellers.  The Sellers, jointly and severally, will indemnify and hold harmless Buyer and its Affiliates and any of their respective Representatives (collectively referred to herein as the “Buyer Indemnified Parties”), and will reimburse the Buyer Indemnified Parties for any Damages arising from or in connection with:

(a)                                   any Breach of any representation or warranty made by the Sellers in (i) this Agreement, (ii) the Disclosure Schedules, (iii) any Ancillary Agreements, (iv) any transfer instrument or (v) any other certificate, document, writing or instrument delivered by the Sellers pursuant to this Agreement;

(b)                                   any Breach of any covenant or obligation of the Sellers in this Agreement, any Ancillary Agreement or in any other certificate, document, writing or instrument delivered by the Sellers pursuant to this Agreement;

(c)                                   any Liability arising out of the ownership or operation of the Purchased Assets or the Business prior to the Effective Time other than the Assumed Liabilities; provided, however, the Sellers’ indemnification obligation for any Liabilities that arise as a result of any Dealer act or omission related to a Vehicle Contract or Dealer Agreement that occurred prior to the applicable Acquisition Date shall be subject to Section 10.4(d);

(d)   any act or omission by the Sellers, any of their Affiliates or any of their delegees, agents or assigns (including any of their respective employees) in connection with the servicing, billing, processing, recovery or collection of any Vehicle Contract occurring prior to the Closing Date;

(e)   subject to Section 2.3(j), any act or omission by the Sellers with respect to the management, accounting or administration of the Dealer Reserves prior to the Closing Date; or

(f)    any Excluded Liabilities.

Notwithstanding the foregoing, no Buyer Indemnified Party shall be indemnified or held harmless for Damages to the extent such Damages resulted, in whole or in part, directly or indirectly, from any action or omission by any Buyer Indemnified Party.

10.3.        Indemnification by Buyer.  Buyer will indemnify and hold harmless the Sellers and their Affiliates and any of their respective Representatives (collectively referred to herein as the “Seller Indemnified Parties”), and will reimburse the Seller Indemnified Parties for any Damages arising from or in connection with:

(a)   any Breach of any representation or warranty made by Buyer in this Agreement, any Ancillary Agreement or any in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b)   any Breach of any covenant or obligation of Buyer in this Agreement, Ancillary Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c)   any Liability arising out of the ownership or operation of the Purchased Assets or the Business after the Closing Date;

(d)   any act or omission by the Buyer, any of its Affiliates or any of their delegees, agents or assigns (including any of their respective employees) in connection with the servicing, billing, processing, recovery, collection of any Vehicle Contract occurring after the Closing Date, or any Dealer act or omission relating to any Vehicle Contract acquired after the Effective Time (regardless of whether such Dealer act or omission also relates to Vehicle Contracts transferred pursuant to this Agreement);

(e)   any act or omission by the Buyer with respect to the management, accounting or administration of the Dealer Reserves after the Closing Date; or

(f)    any Assumed Liabilities.

Notwithstanding the foregoing, no Seller Indemnified Party shall be indemnified or held harmless for Damages to the extent such Damages resulted, in whole or in part, directly or indirectly, from any action or omission by any Seller Indemnified Party.

10.4.        Limitations on Amount.

(a)   Buyer’s Deductible.  The Sellers shall have no Liability (for indemnification or otherwise) with respect to claims under Section 10.2(a) until the total of all Damages with respect to such matters exceeds two hundred fifty thousand dollars ($250,000) and then only for the amount which such Damages exceed two hundred fifty thousand dollars ($250,000) (exclusive of any amounts charged to the Dealer Reserve).  Notwithstanding the foregoing, this Section 10.4(a) shall not apply to:  (i) claims under Section 10.2(c) through (f) (except as provided in Section 10.4(d)), (ii) claims arising in respect of Sections 4.1(g), 4.1(m), 4.1(q) or 4.2(a) (except as provided in Section 10.4(d)), (iii) any Breach of the Sellers’ representations and warranties of which the Sellers’ had Knowledge at any time prior to the date such representation or warranty is made, or (iv) any intentional Breach by the Sellers of any covenant or obligation under this Agreement or the Ancillary Agreements, and the Sellers will be jointly and severally liable for all Damages with respect to any such Breaches.

(b)   Sellers’ Deductible.  Buyer shall have no Liability (for indemnification or otherwise) with respect to claims under Section 10.3(a) until the total of all Damages with respect to such matters exceeds two hundred fifty thousand dollars ($250,000) and then only for the amount by which such Damages exceed two hundred fifty thousand dollars ($250,000).  Notwithstanding the foregoing, this Section 10.4(b) shall not apply to: (i) claims under Section 10.3(c) through (f), (ii) claims arising in respect of Section 5.1(d), (iii) any Breach of any of Buyer’s representations and warranties of which the Buyer’s or its Affiliates had Knowledge at any time prior to the date on which such representation and warranty is made, or (iv) any intentional Breach by Buyer of any covenant or obligation under this Agreement or the Ancillary Agreements, and Buyer will be liable for all Damages with respect to any such Breaches.

(c)   Limitation.  Except as set forth in subsection (i) and (ii) of this Section 10.4(c) and in Section 10.4(e), no party’s aggregate Liability under this Article X and this Agreement shall exceed fifty percent (50%) of the Closing Purchase Price.  Notwithstanding the limitation set forth in the immediately preceding sentence, there shall be no limitation on the aggregate Liability:

(i)    of Sellers with respect to (A) claims arising under Section 10.2(c) through (f), (B) claims arising in respect of Sections 4.1(g), 4.1(m) or 4.1(q), (C) any Breach of the Sellers’ representations and warranties of which the Sellers’ had Knowledge at any time prior to the date such representation or warranty is made, or (D) any intentional Breach by the Sellers of any covenant or obligation under this Agreement or the Ancillary Agreements; and

(ii)   of Buyer with respect to (A) claims under Section 10.3(c) through (f), (B) claims arising in respect of Section 5.1(d), (C) any Breach of any of Buyer’s representations and warranties of which the Buyer’s or its Affiliates had Knowledge at any time prior to the date on which such representation and warranty is made, or (D) any intentional Breach by Buyer of any covenant or obligation under this Agreement or the Ancillary Agreements.

(d)   Liability Arising Out of Dealer Acts or Omissions.  Notwithstanding any provisions of this Article X to the contrary, the Sellers shall have no Liability (for indemnification or otherwise) with respect to claims arising under Sections 4.2(a), 4.2(b)(i) or (ii) or 10.2(c) to the extent such claims relate to or arise out of any Dealer act, omission or Breach of any Vehicle Contract or Dealer Agreement until:

(i)            Buyer has exhausted its remedies under the applicable Dealer Agreement, including (A) reassigning any Vehicle Contract giving rise to such Liability to the applicable Dealer to the extent of the applicable Dealer Reserve and (B) pursuing and exhausting, in good faith, any and all legal remedies against the applicable Dealer and its Representatives; and

(ii)           the total of all Damages with respect to such matters (exclusive of any amounts charged to the applicable Dealer Reserve) exceeds five million dollars ($5,000,000) and then only for the amount which such Damages exceed five million dollars ($5,000,000).

(e)   Limitations on Liability Relating to Title to Vehicle Contracts.  Notwithstanding any provisions of this Article X to the contrary, Sellers’ aggregate Liability relating to a Breach of Section 4.2(a) shall not exceed the Closing Purchase Price; provided, however, any Liability of Seller for a Breach of Section 4.2(a) relating to or arising out of any Dealer act, omission or Breach of any Vehicle Contract or Dealer Agreement shall also be subject to the provisions of Section 10.4(d) hereof.

10.5.        Time Limitations.

(a)   If the Closing occurs, the Sellers shall have Liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Sections 2.1, 2.4 and 11.1, and Article IX, as to which a claim may be made at any time) or (ii) a representation or warranty, only if such Breach occurs within eighteen (18) months after the Closing Date, Buyer notifies the Sellers of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.  Notwithstanding the foregoing or anything in this Agreement to the contrary, a claim for indemnification arising under (x) Section 10.2(c) through (e) may be made at anytime prior to six (6) years after the Closing Date or the expiration of the applicable statute of limitations relating to such claim, whichever occurs first, (y) Section 4.2(a) may be made at anytime prior to thirty (30) months after the Closing Date, or (z) Sections 10.2(f), 4.1(g), 4.1(m) or 4.1(q) may be made at anytime.

(b)   If the Closing occurs, Buyer shall have Liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than in Sections 2.3 and 11.1, and Article IX as to which a claim may be made at any time) or (ii) a representation or warranty, only if such Breach occurs within eighteen (18) months after the Closing Date, the Sellers notify Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by the Sellers.  Notwithstanding the foregoing or anything in this Agreement to the contrary, a claim for indemnification under (x) Section 10.3(c) through (e) may be made at anytime prior to six (6) years after the Closing Date or the expiration of the applicable statute of limitations relating to such claim, whichever occurs first or (y) Sections 10.3(f) or 5.1(d) may be made at anytime.

10.6.        Third-Party Claims.

(a)   Promptly after receipt by an indemnified party of notice of any Proceeding brought or asserted by a Third Party for which such party is entitled to indemnification under Sections 10.2 or 10.3, such indemnified party shall give prompt notice to the indemnifying party of such Proceeding, but the failure to notify the indemnifying party will not relieve the indemnifying party of any Liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such Proceeding is prejudiced by the indemnifying party’s failure to give such notice.

(b)   If any Proceeding is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding) to assume the defense of such Proceeding with counsel satisfactory to the indemnified party, which counsel shall keep the indemnified party closely informed and shall consult with the indemnified party regarding the defense, and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of the Proceeding, the indemnifying party will not, as long as it diligently conducts such defense and keeps the indemnified party closely informed and consults with the indemnified party regarding the defense, be liable to the indemnified party for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation and settlement administration.  If the indemnifying party assumes the defense of a Proceeding, no compromise or settlement of such claims may be affected by the indemnifying party without the indemnified party’s consent.  If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not within ten (10) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party, provided it is ultimately determined to be a matter for which an indemnity is owed to the indemnified party and further provided that the indemnified party has continued to keep the indemnifying party reasonably informed of the Proceedings and acts in defending or compromising the matter.

(c)   Notwithstanding the foregoing, if an indemnified party reasonably and in good faith determines that a Proceeding may materially affect it or its Affiliates, other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, without prejudice to its right to be indemnified hereunder except that the indemnifying party shall only be responsible for the attorney’s fees and costs and expenses of one law firm (as well as one local counsel) retained by the indemnified party to represent it in such Proceeding, provided it is ultimately determined to be a matter for which an indemnity is owed to the indemnified party and further provided that the indemnified party has continued to keep the indemnifying party reasonably informed of the proceedings and acts in defending or compromising the matter.

(d)   The indemnifying party agrees to confer with and obtain the consent of the indemnified party prior to initiating any contact with any Obligors whose Vehicle Contract may be the subject of an indemnified claim (this includes obtaining prior approval of any court ordered communication such as a class action), and further, the indemnifying party agrees to obtain the consent of the indemnified party and to coordinate through the indemnified party’s legal department any contact with the indemnified party’s employees regarding the defense of any Proceeding.

10.7.        Other Claims.  A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

10.8         Parent Guaranty. The Sellers’ Parent and Buyer’s Parent hereby unconditionally guarantee and promise to pay any and all indemnification obligations the Sellers and Buyer, respectively, become obligated to pay pursuant to this Article X.  The Sellers’ Parent and Buyer’s Parent’s obligation under this Section 10.8 shall (i) expire with Sellers’ or Buyer’s obligations as provided in Section 10.5 and (ii) their respective Liability for a claim shall not exceed the amounts set forth in Section 10.4.

ARTICLE XI.  MISCELLANEOUS

11.1.        Confidentiality of Information.  Unless otherwise agreed to in writing by the party disclosing (or whose Representatives disclosed) the same (a “Disclosing Party”), each party (a “Receiving Party”) shall, and shall cause its Representatives to, (i) keep all Confidential Information of the Disclosing Party confidential and not disclose or reveal any such Confidential Information, (ii) use such Confidential Information only in connection with consummating the transactions contemplated hereby and enforcing the Receiving Party’s rights hereunder, and (iii) not use Confidential Information in any manner detrimental to the Disclosing Party.  In the event that a Receiving Party is requested pursuant to, or required by, applicable Law or by legal process to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall provide the Disclosing Party with a copy of such request or proof of service of process so the Disclosing Party can seek an appropriate protective order.  A party’s obligations hereunder with respect to Confidential Information that (i) is disclosed to a Third Party with the Disclosing Party’s written approval, (ii) is required to be produced under order of a Governmental Entity of competent jurisdiction, or (iii) is required to be disclosed by applicable Law, will, subject in the case of clauses (ii) and (iii) above to the Receiving Party’s compliance with the preceding sentence, cease to the extent of the disclosure so consented to or required, except to the extent otherwise provided by the terms of such consent or covered by a protective order.  If a Receiving Party uses a degree of care to prevent disclosure of the Confidential Information that is at least as great as the care it normally takes to preserve its own information of a similar nature, it shall not be liable for any disclosure that occurs despite the exercise of that degree of care, and in no event shall a Receiving Party be liable for any indirect, punitive, special or consequential damages unless such disclosure resulted from its willful misconduct or gross negligence in which event it shall be liable in damages for the Disclosing Party’s lost profits resulting directly and solely from such disclosure.  In the event this Agreement is terminated, each party shall, if so requested by any other party, promptly return or destroy all of the Confidential Information of such other party, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in the possession of the Receiving Party or its Representatives; provided, however, that the Receiving Party shall not be required to return or cause to be returned summaries, analyses or extracts prepared by it or its Representatives, but shall destroy (or cause to be destroyed) the same upon request of the Disclosing Party.

For purposes of this Section 11.1, “Confidential Information” of a party means all confidential or proprietary information about such party that is furnished by it or its Representatives to the other party or the other party’s Representatives, in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, regardless of the manner in which it is furnished.  “Confidential Information” does not include, however, information which (a) has been or in the future is published or is now or in the future is otherwise in the public domain through no fault of the Receiving Party or its Representatives, (b) was available to the Receiving Party or its Representatives on a non-confidential basis prior to its disclosure by the Disclosing Party, (c) becomes available to the Receiving Party or its Representatives on a non-confidential basis from a Person other than the Disclosing Party or its Representatives who is not otherwise bound by a confidentiality agreement with the Disclosing Party or its Representatives, or is not otherwise prohibited from transmitting the information to the Receiving Party or its Representatives, or (d) is independently developed by the Receiving Party or its Representatives through Persons who have not, either directly or indirectly, had access to or knowledge of such information.

11.2.        Public Announcement.  Buyer and the Sellers shall consult with each other and obtain each other’s approval before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party from making a communication directed to its employees or the employees of any of its Affiliates, or from making such disclosure as required by applicable Law.

11.3.        Assignment; Successors.  Neither party may assign this Agreement without the prior written consent of the other party, which consent may be withheld in the other party’s discretion; provided, that either party may assign this Agreement or parts thereof to its parent, an Affiliate or a subsidiary by providing at least thirty (30) days written notice to the other party and Buyer may and shall be entitled to assign its rights under this Agreement to any Person providing financing to Buyer in connection with this Agreement.  This Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective successors.

11.4.        No Agency Relationship.  The relationship between the Sellers and Buyer shall not be construed as a joint venture, partnership or principal-agent relationship, and under no circumstances shall any of the employees of one party be deemed to be employees of the other party for any purpose.  This Agreement shall not be construed as authority for either party to act for the other in any agency or any other capacity, except as expressly set forth in this Agreement.

11.5.        Third Party Beneficiaries.  Except as expressly provided in Article X, this Agreement is not intended and shall not be construed to create any rights or benefits upon any person not a party to this Agreement.  Without limiting the generality of the foregoing, no Employee shall have any rights under this Agreement as a result of Section 9.1 hereof.  Buyer may and shall be entitled to assign its rights under this Agreement to any Person providing financing to Buyer in connection with this Agreement.

11.6.        Costs and Expenses.  Unless specifically provided for elsewhere in this Agreement, each party will bear its own costs and expenses, including legal fees, accounting fees and taxes incurred in connection with the negotiation and performance of this Agreement.

11.7.        Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed given (a) three (3) Business Days after being deposited in the U.S. mail, first class, postage prepaid, (b) upon transmission, if sent by facsimile transmission, or (c) upon delivery, if served personally or sent by any generally recognized overnight delivery service, to the following addresses:

If to the Sellers:

Wells Fargo Financial, Inc.

800 Walnut St.

Des Moines, IA 50309

Facsimile: (515) 557-7602

Attn.: General Counsel

And if to Buyer:

CARS Acquisition LLC

c/o CompuCredit Corporation

245 Perimeter Center Parkway, Suite 600

Atlanta, Georgia 30346

Facsimile: (770) 206-6187

Attn.: General Counsel

with a copy to:

Troutman Sanders LLP

600 Peachtree Street, N.E.

Suite 5200

Atlanta, GA  30308-2216

Facsimile:  (404) 885-3995

Attn.:  W. Brinkley Dickerson, Jr.

11.8.        Entire Agreement.  This Agreement, including any exhibits or other documents attached hereto or referenced herein, each of which is hereby incorporated into this Agreement and made an integral part hereof, constitutes the entire agreement between the parties relating to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein.  This Agreement supersedes all prior understandings, negotiations and discussions, written or oral, of the parties relating to the transactions contemplated by this Agreement.

11.9.        Modification.  This Agreement may not be changed orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

11.10.      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa (without reference to conflicts of laws rules thereof).  Matters of law regarding the Vehicle Contracts shall be governed by and construed in accordance with the terms of such Vehicle Contracts or federal law, as the case may be.

11.11.      Severability.  If any provision of this Agreement shall be or become wholly or partially invalid, illegal or unenforceable, such provision shall be enforced to the extent that its legal and valid and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.

11.12.      Waivers; Cumulative Remedies.  No failure or delay by a party to insist upon the strict performance of any term or condition under this Agreement or to exercise any right or remedy available under this Agreement at law or in equity, shall imply or otherwise constitute a waiver of such right or remedy, and no single or partial exercise of any right or remedy by any party will preclude exercise of any other right or remedy.  All rights and remedies provided in this Agreement are cumulative and not alternative; and are in addition to all other available remedies at law or in equity.

11.13.      Waiver of Jury Trial.  EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.14.      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signature for all purposes.

11.15.      Right of Offset.  Any payment required under the terms of this Agreement to be made by one party to the other party may be offset by any payment required under the terms of this Agreement to be made by the second party to the first party.

11.16.      Construction.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not effect its construction or interpretation.

11.17       Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

(Signature Page Follows)

EXECUTION COPY

IN WITNESS WHEREOF, the parties have duly executed this Asset Purchase Agreement, effective as of the date first written above.

CARS ACQUISITION LLC

By:
Name:
Title:

COMPUCREDIT CORPORATION

By:
Name:
Title:

WELLS FARGO FINANCIAL AMERICA, INC.
WELLS FARGO FINANCIAL CAR LLC
WELLS FARGO FINANCIAL KENTUCKY, INC
WELLS FARGO FINANCIAL NEVADA, INC.
WELLS FARGO FINANCIAL NORTH CAROLINA, INC.
WELLS FARGO FINANCIAL TEXAS, INC.

By:
Reed Ramsay
President

WELLS FARGO FINANCIAL, INC.

By:
Greg M. Janasko
Senior Vice President

S-1